EXHIBIT 99.1

MannKind Corporation Reports 2014 First Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

VALENCIA, Calif., May 12, 2014 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the first quarter ended March 31, 2014.

For the first quarter of 2014, total operating expenses were $41.4 million, compared to $36.4 million for the first quarter of 2013, an increase of $5.0 million. Research and development (R&D) expenses were $26.2 million for the first quarter of 2014, compared to $26.4 million for the corresponding quarter in 2013, a decrease of $0.2 million. General and administrative (G&A) expenses increased by $5.2 million to $15.2 million for the first quarter of 2014 compared to $10.0 million in the first quarter of 2013. The increase in G&A expenses was due to an increase in non-cash stock-based compensation expense of $3.4 million and $1.2 million in consulting and legal fees related to financing transactions.

The net loss applicable to common stockholders for the first quarter of 2014 was $52.1 million, or $0.14 per share based on 368.8 million weighted average shares outstanding, compared with a net loss applicable to common stockholders of $41.0 million, or $0.15 per share based on 280.1 million weighted average shares outstanding for the first quarter of 2013. The increase in shares outstanding from the first quarter of 2013 to the first quarter of 2014 resulted largely from warrant exercises, at-the-market stock issuances and conversion of debt into equity. The number of common shares outstanding at March 31, 2014 was 386,934,914.

Cash and cash equivalents were $35.8 million at March 31, 2014 and $70.8 million at December 31, 2013. Currently, there is $30.1 million of available borrowings under the amended loan arrangement with The Mann Group. Under the provisions of the amended Deerfield Facility Agreement, the lenders purchased an aggregate principal amount of $20.0 million in Tranche B notes on May 6, 2014.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 36435003.  Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 3643 5003#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. Its lead product candidate, AFREZZA®, is under review by the FDA.

MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, difficulties or delays in obtaining regulatory feedback or completing and analyzing the results of clinical studies, MannKind's ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013 and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

			Cumulative
			period from
			February 14,
			1991 (date of
	Three months ended		inception) to
	March 31,		March 31,
	2014	2013	2014

Revenue	$ —	$ —	$3,166
Operating expenses:
Research and development	26,182	26,398	1,603,474
General and administrative	15,229	10,039	500,615
In-process research and development costs	—	—	19,726
Goodwill impairment	—	—	151,428
Total operating expenses	41,411	36,437	2,275,243
Loss from operations	(41,411)	(36,437)	(2,272,077)
Other income (expense)	(5,890)	23	(8,792)
Interest expense on note payable to related party	(714)	(1,689)	(45,848)
Interest expense on senior convertible notes	(4,042)	(2,863)	(59,128)
Interest income	1	1	37,005
Loss before benefit for income taxes	(52,056)	(40,965)	(2,348,840)
Income tax benefit	—	—	382
Net loss	(52,056)	(40,965)	(2,348,458)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	(952)
Net loss applicable to common stockholders	$ (52,056)	$ (40,965)	$ (2,371,670)
Net loss per share applicable to common stockholders — basic and diluted	$ (0.14)	$ (0.15)
Shares used to compute basic and diluted net loss per share applicable to common stockholders	368,784	280,058

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	March 31, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$35,759	$70,790
Prepaid expenses and other current assets	3,640	5,485
Total current assets	39,399	76,275
Property and equipment — net	176,337	176,557
Other assets	8,817	5,814
Total	$224,553	$258,646

Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$44,515	$127,794
Senior convertible notes	98,662	98,439
Note payable to related party	49,521	49,521
Other liabilities	14,319	13,605
Stockholders' equity (deficit)	17,536	(30,713)
Total	$224,553	$258,646
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com